Exhibit 99.1

Recent Developments

Martinez Refinery

On February 1, 2025, a fire occurred at the Company’s Martinez refinery (the “Martinez fire”). Construction activities to rebuild the units affected by the Martinez refinery fire were completed in February 2026, and the affected assets were transferred to refinery operations for commissioning and restart. All units affected by the Martinez fire have returned to operational status and are running at planned rates, which is expected to continue through the planned turnaround of the Martinez refinery’s hydrocracker complex. Following the successful completion of extensive inspections and operational evaluations, the hydrocracker complex turnaround scheduled for late in the second quarter of 2026 has been rescheduled to late in the third quarter of 2026.

Chalmette Refinery

On May 8, 2026, the Company’s Chalmette refinery experienced a process upset and fire which caused certain ancillary process units to experience an operation excursion. As a result, one of Chalmette’s pre-treaters suffered damage and a reformer unit was brought offline. The Chalmette refinery began unit repairs on May 11, 2026 and repairs are expected to be completed in the third quarter 2026. The Chalmette refinery is operating at previously planned rates, producing gasoline, diesel, and other refined products to supply our customers.

Liquidity

As of May 7, 2026, PBF Holding’s available cash and cash equivalents were approximately $550 million following the repayment of all remaining borrowings under its revolving credit facility.

Forward-Looking Statements

Statements contained herein relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the status of the restart of the Martinez refinery, the timing of the scheduled hydrocracker complex turnaround, and the risks and uncertainties associated with the process upset and fire on May 8, 2026 at our Chalmette refinery, including the impact of the damage, the status and timing of the repairs, the throughput of the refinery and the results and consequences of any governmental and regulatory investigations related thereto. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company’ s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company’s filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable securities laws.